Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 22, 2018, with respect to the consolidated financial statements and schedule included in the Annual Report of SEACOR Marine Holdings Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statement of Seacor Marine Holdings Inc. on Form S-8 (File No. 333-221680).

/s/ GRANT THORNTON LLP

Houston, Texas
March 22, 2018